Exhibit 99.1

FOR IMMEDIATE RELEASE

ROYAL CARIBBEAN GROUP REPORTS SECOND QUARTER 2022 RESULTS, HIGHLIGHTED BY THE RETURN OF ITS FULL FLEET BACK TO SERVICE AND POSITIVE OPERATING CASH FLOW

MIAMI – July 28, 2022 – Royal Caribbean Group (NYSE: RCL) today reported second quarter 2022 net loss of $(0.5) billion and loss per share of $(2.05). Second quarter results were meaningfully ahead of the company's expectations driven by accelerating and strong close-in demand, further improvement in onboard revenue and better cost performance. Operating cash flow and EBITDA were positive for the quarter.
“We reached two important milestones in our recovery this quarter – returning our entire global fleet back to operations and delivering positive operating cash flow and EBITDA,” said Jason Liberty, president and chief executive officer of Royal Caribbean Group. “Consumers' propensity to travel and cruise remains strong. We continue to see a robust and accelerating demand environment for cruising and on-board spend. Cruising remains a very attractive value proposition for vacationers, and today we have an opportunity to further close the value gap to other land-based vacation offerings," added Liberty. "Our liquidity position remains strong, and we are generating positive operating cash flow and EBITDA. With the fleet back in service, we have the full strength of our platform as we continue to execute on our recovery and build on our capabilities for long-term success."

Business Highlights
•In June, the Group completed the return of its global fleet to operations across key destinations.
•Load factors in the second quarter were 82% overall, with June sailings reaching almost 90%.

•Based on the continued strength in consumer demand, the company expects load factors will average approximately 95% in the third quarter and increase to triple digits by year-end.
•Booking volumes received in the second quarter for the back half of 2022 sailings remained significantly higher than booking volumes received in the second quarter of 2019 for the back half of 2019.
•The second half of 2022 is booked below historical ranges but at higher prices than 2019, with and without future cruise credits (FCCs).
•For 2023, all quarters are currently booked within historical ranges at record pricing.
•For the third quarter of 2022 and based on current currency exchange rates, fuel rates and interest rates, the company expects to generate approximately $2.9 billion - $3.0 billion in Total Revenues, Adjusted EBITDA of $700 million - $750 million and Adjusted Earnings Per Share of $0.05 - $0.25.

Second Quarter 2022
The company reported Net Loss for the second quarter of 2022 of $(0.5) billion or $(2.05) per share compared to Net Loss of $(1.3) billion or $(5.29) per share in the prior year. The company also reported Adjusted Net Loss of $(0.5) billion or $(2.08) per share for the second quarter of 2022 compared to Adjusted Net Loss of $(1.3) billion or $(5.06) per share in the prior year. The Net Loss and Adjusted Net Loss for the quarter are primarily the result of the impact of the COVID-19 pandemic on the business.

Second quarter results exceeded the company's expectations driven by better revenue and cost performance. Second quarter load factors were 82%. Load factors increased to almost 90% in June, with Caribbean itineraries averaging over 100%. Total revenues per passenger cruise day were at record levels and up 4% as reported and 5% in constant currency versus the second quarter of 2019.

Gross Cruise Costs per APCD improved 2.4% as reported and 1.9% in constant currency, compared to the first quarter 2022. Net Cruise Costs (NCC), excluding fuel, per APCD improved 16.5% as reported and 16.2% in constant currency, compared to the first quarter of 2022. Gross Cruise Costs per APCD and NCC per APCD for the second quarter included $7.75 per APCD related to enhanced health protocols and one-time costs to return ships and crew back to operations.

The Group continues to benefit from the delivery of new, more efficient ships and past sales of less efficient ships, as well as actions taken to improve operating costs and margins that continue to materialize as operations ramp up.
Continued Operational Ramp-Up
The Group is now offering cruises in all of its key destinations with the exception of China. China remains closed to cruising due to the ongoing pandemic related lockdowns. While the Group remains optimistic to capture long-term growth opportunities in that market, ships planned for China have been temporarily redeployed to meet the demand in other markets.

"Since our return to service last year, we have seen more than 3 million guests enjoy cruise vacations responsibly, under an evolving operating environment," said Liberty. "Last week, the CDC ended its COVID-19 Program for Cruise Ships. Based on this change, we are continuing to adapt our protocols to align more closely with how the rest of society and other travel and leisure businesses are operating. This means that we’re transitioning to the point where everyone will be able to vacation with us while always working with our destination partners to meet their regulations. Starting Aug. 8, testing will be required for unvaccinated guests on all voyages and for vaccinated guests only on voyages that are six nights or longer. "

The Group expects to operate approximately 11.6 million APCDs for the third quarter and 11.5 million APCDs for the fourth quarter. Third quarter load factors are expected to average approximately 95%, with itineraries in North America (including the Caribbean, Alaska, Bermuda, West Coast, and Canada) averaging about 100%.

NCC, excluding fuel, per APCD is expected to significantly improve in the second half of the year compared to the first half of 2022 and be higher for the second half of 2022 by mid-single digits compared to the second half of 2019 all on a constant currency basis. The improvement in costs from earlier in the year is expected to be driven by lower expenses related to returning ships and crew to operations, easing health protocols, and accelerating benefit from actions taken to improve margin. Some of the improvement is partially offset by inflationary and supply chain challenges, mainly related to fuel and food costs.

Update on Bookings

Booking volumes received in the second quarter for 2022 sailings averaged 30% above 2019 booking volumes for 2019 sailings in the corresponding period in the second quarter with even greater strength in July. Guests are still booking their cruises closer-in compared to prior years, contributing to the better-than-expected load factors in the second quarter. In addition, cancellation activity has now returned to pre-COVID levels. As expected, load factors for sailings in the second half of 2022 remain below historical levels and are expected to finish at approximately 95% in the third quarter and reach triple digits by the end of the year. Second half 2022 sailings are booked at higher prices than 2019, both including and excluding FCCs.

While demand for the critical Europe season has been strong over the past three months, the combination of COVID-19 and the Russia-Ukraine war, has set back load factor recovery, particularly for the third quarter of 2022, where European itineraries account for about a third of overall capacity. Because European itineraries generate higher than average pricing, the lower load factors are expected to negatively impact the comparison of fleetwide revenue per passenger cruise day in the third quarter when compared to the third quarter of 2019.

Booking volumes for 2023 have shown consistent improvement week over week and have been accelerating over the last several weeks. Pre-cruise onboard purchases continue to exceed prior years at higher prices, indicating quality and healthy future demand. As a result, all quarters are currently booked within historical ranges at record pricing.

As of June 30, 2022, the Group’s customer deposit balance was $4.2 billion, a record high for the company. This represents an increase of about $600 million over the previous quarter despite the significant quarter-over-quarter increase in revenue recognition. In the second quarter, approximately 90% of total bookings were new versus FCC redemptions. Now that the full fleet has returned to service and load factors are nearly 90%, the company expects customer deposits to return to typical seasonality. Approximately 20% of the customer deposit balance as of the end of the second quarter is related to FCCs. Approximately 60% of the FCC balance accumulated since the start of the pandemic has been redeemed. Of the redeemed FCCs, about half have already sailed resulting in revenue being recognized. For new bookings, the Group has returned to typical booking and cancellation policies, which were relaxed during the pandemic.

Liquidity and Financing Arrangements
As of June 30, 2022, the Group’s liquidity position was $3.3 billion, which includes cash and cash equivalents, undrawn revolving credit facility capacity, and a $700 million commitment for a 364-day term loan facility. During the second quarter, the Group generated operating cash flow of approximately $0.5 billion. The scheduled debt maturities for the remainder of 2022 are $1.6 billion.

"Our liquidity position remains strong as we execute on our return to service, and our operations generate positive cash flow again," said Naftali Holtz, chief financial officer, Royal Caribbean Group. "We have taken and will continue to take proactive actions to improve our cash flow, balance sheet and methodically address near-term maturities."

Fuel Expense
Bunker pricing, net of hedging, for the second quarter was $721 per metric ton and consumption was 382,000 metric tons.

As of the date of this release, fuel consumption is 56% hedged via swaps for the remainder of 2022 and 36% hedged for 2023 below market prices. For the remainder of 2022 and all of 2023, the annual average cost per metric ton of the fuel swap portfolio is approximately $473 and $575, respectively.

Capital Expenditures

In July, the Group acquired an ultra-luxury expedition cruise ship that was originally delivered in 2021. The ship has been renamed Silver Endeavour and joined the Silversea fleet on July 21. The purchase price for the vessel was $275 million, significantly below its estimated original cost. The transaction is fully financed through a 15-year unsecured term loan, guaranteed by the German export credit agency, Euler Hermes, and has no amortization payments in the first two years. The transaction is expected to be immediately accretive to earnings, cash flow and return on invested capital. Silver Endeavour is scheduled to begin service winter 2022, spending its inaugural season in Antarctica starting November 2022.

Capital expenditures for the remainder of 2022 are expected to be approximately $0.5 billion, excluding the acquisition of Silver Endeavour.

Third Quarter Outlook
The company expects to operate 11.6 million APCDs in the third quarter and generate approximately $2.9 billion - $3.0 billion in Total Revenue, based on current currency exchange rates.

The company does not forecast fuel rates, and fuel cost calculations are based on current at-the-pump prices, net of hedging impacts. Based on current fuel rates, the company expects approximately $319 million of fuel expense in the third quarter 2022, at an average pricing of $794 per metric ton, net of hedging.

Based on current currency exchange rates and fuel rates, the company expects Adjusted EBITDA of $700 million - $750 million in the third quarter.

Depreciation and amortization expenses for the third quarter of 2022 are expected to be approximately $360 million.

Net interest expense for the third quarter of 2022, based on current interest rates, is expected to be in the range of $310 million - $320 million. Approximately 70% of the company's debt is tied to fixed interest rates.

The Group expects a Net Loss in the second half of 2022 due to increases in fuel rates, interest rates and foreign exchange rates. Based on current currency exchange rates, fuel rates and interest rates, the Group expects Adjusted Earnings Per Share for the third quarter of $0.05 - $0.25.

CONFERENCE CALL SCHEDULED
The company has scheduled a conference call at 10:00 a.m. Eastern Time today. This call can be heard, either live or on a delayed basis, on the company's Investor Relations website at www.rclinvestor.com.

About Royal Caribbean Group
Royal Caribbean Group (NYSE: RCL) is one of the leading cruise companies in the world with a global fleet of 64 ships traveling to approximately 1,000 destinations around the world. Royal Caribbean Group is the owner and operator of three award winning cruise brands: Royal Caribbean International, Celebrity Cruises, and Silversea Cruises and it is also a 50% owner of a joint venture that operates TUI Cruises and Hapag-Lloyd Cruises. Together, the brands have an additional 10 ships on order as of June 30, 2022. Learn more at www.royalcaribbeangroup.com or www.rclinvestor.com.

Cautionary Statement Concerning Forward-Looking Statements
Certain statements in this press release relating to, among other things, our future performance estimates, forecasts and projections constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited, to: statements regarding revenues, costs and financial results for 2022 and beyond. Words such as “anticipate,” “believe,” “could,” “driving,” “estimate,” “expect,” “goal,” “intend,” “may,” “plan,” “project,” “seek,” “should,” “will,” “would,” “considering,” and similar expressions are intended to help identify forward-looking statements. Forward-looking statements reflect management’s current expectations, are based on judgments, are inherently uncertain and are subject to risks, uncertainties and other factors, which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements. Examples of these risks, uncertainties and other factors include, but are not limited to, the following: the impact of the global incidence and continued spread of COVID-19, which has had and will continue to have a material adverse impact on our business, liquidity and results of operations, or other contagious illnesses on economic conditions and the travel industry in general and the financial position and operating results of our Company in particular, such as: governmental and self-imposed travel restrictions and guest cancellations; our ability to obtain sufficient financing, capital or revenues to satisfy liquidity needs, capital expenditures, debt repayments and other financing needs; the effectiveness of the actions we have taken to improve and address our liquidity needs; the impact of the economic and geopolitical environment on key aspects of our business including the conflict between Ukraine and Russia, such as the demand for cruises, passenger spending, and operating costs; incidents or adverse publicity concerning our ships, port facilities, land destinations and/or passengers or the cruise vacation industry in general; concerns over safety, health and security of guests and crew; our COVID-19 protocols and any other health protocols we may develop in response to infectious diseases may be costly and less effective than we expect in reducing the risk of infection and spread of such disease on our cruise ships; further impairments of our goodwill, long-lived assets, equity investments and notes receivable; an inability to source our crew or our provisions and supplies from certain places; an increase in concern about the risk of illness on our ships or when travelling to or from our ships, all of which reduces demand; unavailability of ports of call; growing anti-tourism sentiments and environmental concerns; changes in U.S. foreign travel policy; the uncertainties of conducting business internationally and expanding into new markets and new ventures; our ability to recruit, develop and retain high quality personnel; changes in operating and financing costs; our indebtedness, any additional indebtedness we may incur and restrictions in the agreements governing our indebtedness that limit our flexibility in operating our business; the impact of foreign currency exchange rates, the impact of higher interest rate and fuel prices; the settlement of conversions of our convertible notes, if any, in shares of our common stock or a combination of cash and shares of our common stock, which may result in substantial dilution for our existing shareholders; our expectation that we will not declare or pay dividends on our common stock for the near future; vacation industry competition and changes in industry capacity and overcapacity; the risks and costs related to cyber security attacks, data breaches, protecting our systems and maintaining integrity and security of our business information, as well as personal data of our guests, employees and others; the impact of new or changing legislation and regulations or governmental orders on our business; pending or threatened litigation, investigations and enforcement actions; the effects of weather, natural disasters and seasonality on our business; the impact of issues at shipyards, including ship delivery delays, ship cancellations or ship construction cost increases; shipyard unavailability; the unavailability or cost of air service; and uncertainties of a foreign legal system as we are not incorporated in the United States.
In addition, many of these risks and uncertainties are currently heightened by and will continue to be heightened by, or in the future may be heightened by, the COVID-19 pandemic. It is not possible to predict or identify all such risks.

More information about factors that could affect our operating results is included under the caption “Risk Factors” in our most recent current report on Form 10-Q, as well as our other filings with the SEC, copies of which may be obtained by visiting our Investor Relations website at www.rclinvestor.com or the SEC’s website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this release, which are based on information available to us on the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Definitions
Selected Operational and Financial Metrics

Adjusted EBITDA
Adjusted EBITDA represents EBITDA (as defined below) excluding (i) other income; (ii) impairment and credit losses (recoveries); (iii) restructuring charges and other initiative expenses; (iv) equity investment asset impairments; (v) net insurance recoveries related to the collapse of the drydock structure at the Grand Bahama Shipyard involving Oasis of the Seas; and (vi) the net gain recognized in 2021 in relation to the sale of the Azamara brand. We believe that this non-GAAP measure is meaningful when assessing our operating performance on a comparative basis.

Adjusted (Loss) Earnings per Share (“Adjusted EPS”)
Represents Adjusted Net (Loss) Income divided by weighted average shares outstanding or by diluted weighted average shares outstanding, as applicable. We believe that this non-GAAP measure is meaningful when assessing our performance on a comparative basis.

Adjusted Net (Loss) Income

Adjusted Net (Loss) Income represents Net (Loss) Income excluding certain items that we believe adjusting for is meaningful when assessing our performance on a comparative basis. For the 2022 and 2021 periods presented, these items included (i) impairment and credit losses (recoveries); (ii) restructuring charges and other initiative expenses; (iii) the amortization of the Silversea Cruises intangible assets resulting from the Silversea Cruises acquisition in 2018; (iv) the amortization of non-cash debt discount on our convertible notes; (v) the estimated cash refunds expected to be paid to Pullmantur guests as part of the Pullmantur S.A. reorganization in 2020; (vi) gain on the extinguishment of debt; (vii) equity investment asset impairments; (viii) net insurance recoveries related to the collapse of the drydock structure at the Grand Bahama Shipyard involving Oasis of the Seas; and (ix) the net gain recognized in 2021 in relation to the sale of the Azamara brand.

Available Passenger Cruise Days ("APCD")
APCD is our measurement of capacity and represents double occupancy per cabin multiplied by the number of cruise days for the period, which excludes canceled cruise days and cabins not available for sale. We use this measure to perform capacity and rate analysis to identify our main non-capacity drivers that cause our cruise revenue and expenses to vary.

Constant-Currency
A significant portion of our revenues and expenses are denominated in currencies other than the U.S. Dollar. Because our reporting currency is the U.S. Dollar, the value of these revenues and expenses in U.S. Dollar will be affected by changes in currency exchange rates. Although such changes in local currency prices are just one of many elements impacting our revenues and expenses, it can be an important element. For this reason, we also monitor our revenues and expenses in "Constant-Currency" - i.e., as if the current period's currency exchange rates had remained constant with the comparable prior period's rates. For the 2022 periods presented, we calculate "Constant-Currency" by applying the average 2019 or Q1 2022 period exchange rates for each of the corresponding months of the reported and/or forecasted period, so as to calculate what the results would have been had exchange rates been the same throughout both periods. We do not make predictions about future exchange rates and use current exchange rates for calculations of future periods. It should be emphasized that the use of Constant-Currency is primarily used by us for comparing short-term changes and/or projections. Over the longer term, changes in guest sourcing and shifting the amount of purchases between currencies can significantly change the impact of the purely currency-based fluctuations.

EBITDA
EBITDA represents Net (Loss) Income excluding (i) interest income; (ii) interest expense, net of interest capitalized; (iii) depreciation and amortization expenses; and (iv) income tax benefit or expense. We believe that this non-GAAP measure is meaningful when assessing our operating performance on a comparative basis.

Occupancy ("Load Factor")
Occupancy, in accordance with cruise vacation industry practice, is calculated by dividing Passenger Cruise Days by APCD. A percentage in excess of 100% indicates that three or more passengers occupied some cabins.

Passenger Cruise Days
Passenger Cruise Days represent the number of passengers carried for the period multiplied by the number of days of their respective cruises.

Gross Cruise Costs
Gross Cruise Costs represent the sum of total cruise operating expenses plus marketing, selling and administrative expenses.

Net Cruise Costs (“NCC”) and NCC excluding Fuel
Net Cruise Costs represent Gross Cruise Costs excluding commissions, transportation and other expenses and onboard and other expenses and, in the case of Net Cruise Costs excluding Fuel, fuel expenses. For the 2022 and 2019 periods presented, Net Cruise Costs and Net Cruise Costs excluding Fuel exclude (i) restructuring charges and other initiative expenses; (ii) the transaction costs related to the Silversea Cruises acquisition; and (iii) the costs, net of insurance recoveries, related to the Grand Bahama drydock structure incident involving Oasis of the Seas. In measuring our ability to control costs in a manner that positively impacts net income, we believe changes in Net Cruise Costs and Net Cruise Costs excluding Fuel to be the most relevant indicators of our performance.

For additional information see “Adjusted Measures of Financial Performance” below.

Adjusted Measures of Financial Performance
This press release includes certain adjusted financial measures defined as non-GAAP financial measures under Securities and Exchange Commission rules, which we believe provide useful information to investors as a supplement to our consolidated financial statements, which are prepared and presented in accordance with generally accepted accounting principles, or U.S. GAAP.

The presentation of adjusted financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with U.S. GAAP. These measures may be different from adjusted measures used by other companies. In addition, these adjusted measures are not based on any comprehensive set of accounting rules or principles. Adjusted measures have limitations in that they do not reflect all of the amounts associated with our results of operations as do the corresponding U.S. GAAP measures.

A reconciliation to the most comparable U.S. GAAP measure of all adjusted financial measures included in this press release can be found in the tables included at the end of this press release. We have not provided a quantitative reconciliation of the projected non-GAAP financial measures to the most comparable GAAP financial measures because preparation of meaningful U.S. GAAP projections would require unreasonable effort. Due to significant uncertainty, we are unable to predict, without unreasonable effort, the future movement of foreign exchange rates, fuel prices and interest rates inclusive of our related hedging programs. In addition, we are unable to determine the future impact of non-core business related gains and losses which may result from strategic initiatives. These items are uncertain and could be material to our results of operations in accordance with U.S. GAAP. Due to this uncertainty, we do not believe that reconciling information for such projected figures would be meaningful.

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(unaudited, in thousands, except per share data)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Passenger ticket revenues	$1,418,203	$22,785	$2,070,061	$43,629
Onboard and other revenues	766,039	28,129	1,173,412	49,299
Total revenues	2,184,242	50,914	3,243,473	92,928
Cruise operating expenses:
Commissions, transportation and other	329,859	5,188	480,202	8,137
Onboard and other	155,570	8,598	230,009	13,079
Payroll and related	327,141	167,640	676,759	264,276
Food	155,226	17,196	255,410	25,668
Fuel	275,179	59,109	463,659	100,931
Other operating	447,887	167,099	769,592	296,226
Total cruise operating expenses	1,690,862	424,830	2,875,631	708,317
Marketing, selling and administrative expenses	371,425	285,558	765,455	543,599
Depreciation and amortization expenses	351,542	323,439	691,009	633,605
Impairment and credit losses (recoveries)	(10,943)	40,621	(10,770)	40,172
Operating Loss	(218,644)	(1,023,534)	(1,077,852)	(1,832,765)
Other income (expense):
Interest income	6,490	4,670	9,812	9,531
Interest expense, net of interest capitalized	(302,706)	(304,811)	(580,365)	(577,325)
Equity investment loss	(13,179)	(48,088)	(44,238)	(107,959)
Other income	6,457	24,508	3,919	29,541
	(302,938)	(323,721)	(610,872)	(646,212)
Net Loss	$(521,582)	$(1,347,255)	$(1,688,724)	$(2,478,977)
Loss per Share:
Basic	$(2.05)	$(5.29)	$(6.63)	$(9.96)
Diluted	$(2.05)	$(5.29)	$(6.63)	$(9.96)
Weighted-Average Shares Outstanding:
Basic	254,964	254,577	254,893	248,823
Diluted	254,964	254,577	254,893	248,823

Comprehensive Loss
Net Loss	$(521,582)	$(1,347,255)	$(1,688,724)	$(2,478,977)
Other comprehensive income:
Foreign currency translation adjustments	12,682	(3,489)	20,460	6,233
Change in defined benefit plans	15,168	(3,088)	27,765	7,375
(Loss) gain on cash flow derivative hedges	(84,493)	51,476	111,408	61,778
Total other comprehensive (loss) income	(56,643)	44,899	159,633	75,386
Comprehensive Loss	$(578,225)	$(1,302,356)	$(1,529,091)	$(2,403,591)

ROYAL CARIBBEAN CRUISES LTD.
STATISTICS
(unaudited)

	Quarter Ended			Six Months Ended
	June 30,			June 30,
	2022	2021	2019	2022	2021	2019

Passengers Carried	1,340,622	34,273	1,663,900	2,075,431	75,482	3,197,126
Passenger Cruise Days	8,443,745	129,562	11,321,528	12,862,644	274,478	21,883,345
APCD	10,295,996	470,598	10,437,420	17,988,902	854,822	20,298,020
Occupancy	82.0%	27.5%	108.5%	71.5%	32.1%	107.8%

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
	As of
	June 30,	December 31,
	2022	2021
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$2,102,205	$2,701,770
Trade and other receivables, net of allowances of $7,897 and $13,411 at June 30, 2022 and December 31, 2021, respectively	565,014	408,067
Inventories	229,108	150,224
Prepaid expenses and other assets	492,285	286,026
Derivative financial instruments	172,276	54,184
Total current assets	3,560,888	3,600,271
Property and equipment, net	27,556,323	25,907,949
Operating lease right-of-use assets	569,561	542,128
Goodwill	809,298	809,383
Other assets, net of allowances of $72,648 and $86,781 at June 30, 2022 and December 31, 2021, respectively	1,447,175	1,398,624
Total assets	$33,943,245	$32,258,355
Liabilities and Shareholders’ Equity
Current liabilities
Current portion of long-term debt	$5,466,486	$2,243,131
Current portion of operating lease liabilities	71,651	68,922
Accounts payable	760,864	545,978
Accrued interest	301,629	251,974
Accrued expenses and other liabilities	862,825	887,575
Derivative financial instruments	87,184	127,236
Customer deposits	4,168,743	3,160,867
Total current liabilities	11,719,382	7,285,683
Long-term debt	17,746,721	18,847,209
Long-term operating lease liabilities	561,160	534,726
Other long-term liabilities	517,884	505,181
Total liabilities	30,545,147	27,172,799

Shareholders’ equity
Preferred stock ($0.01 par value; 20,000,000 shares authorized; none outstanding)	—	—
Common stock ($0.01 par value; 500,000,000 shares authorized; 283,076,357 and 282,703,246 shares issued, June 30, 2022 and December 31, 2021, respectively)	2,831	2,827
Paid-in capital	7,254,939	7,557,297
(Accumulated deficit) Retained earnings	(1,240,191)	302,276
Accumulated other comprehensive loss	(551,252)	(710,885)
Treasury stock (28,018,385 and 27,882,987 common shares at cost, June 30, 2022 and December 31, 2021, respectively)	(2,068,229)	(2,065,959)
Total shareholders’ equity	3,398,098	5,085,556
Total liabilities and shareholders’ equity	$33,943,245	$32,258,355

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in thousands)

	Six Months Ended June 30,
	2022	2021
Operating Activities
Net Loss	$(1,688,724)	$(2,478,977)
Adjustments:
Depreciation and amortization	691,009	633,605
Impairment and credit losses (recoveries)	(10,770)	40,172
Net deferred income tax benefit	(9,205)	(8,450)
Loss (gain) on derivative instruments not designated as hedges	87,245	(16,163)
Share-based compensation expense	10,134	35,562
Equity investment loss	44,238	107,959
Amortization of debt issuance costs	77,008	72,500
Amortization of debt discounts and premiums	7,726	56,609
Gain on extinguishment of debt	—	(3,156)
Changes in operating assets and liabilities:
Increase in trade and other receivables, net	(201,605)	(180,562)
Increase in inventories	(78,884)	(17,191)
Increase in prepaid expenses and other assets	(168,948)	(75,213)
Increase in accounts payable	221,746	38,073
Increase in accrued interest	49,655	17,675
Decrease in accrued expenses and other liabilities	(32,837)	(123,028)
Increase in customer deposits	1,007,876	629,285
Other, net	(55,871)	1,746
Net cash used in operating activities	(50,207)	(1,269,554)
Investing Activities
Purchases of property and equipment	(2,317,747)	(1,286,175)
Cash received on settlement of derivative financial instruments	36,073	24,766
Cash paid on settlement of derivative financial instruments	(265,047)	(34,121)
Investments in and loans to unconsolidated affiliates	(614)	(70,084)
Cash received on loans to unconsolidated affiliates	8,700	20,127
Proceeds from the sale of property and equipment and other assets	75	175,439
Other, net	11,013	(13,627)
Net cash used in investing activities	(2,527,547)	(1,183,675)

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in thousands)

	Six Months Ended June 30,
	2022	2021
Financing Activities
Debt proceeds	3,831,566	3,144,077
Debt issuance costs	(133,946)	(110,760)
Repayments of debt	(1,706,807)	(1,185,490)
Repayments of commercial paper notes	—	(414,570)
Proceeds from common stock issuances	—	1,621,860
Other, net	(11,050)	(36,125)
Net cash provided by financing activities	1,979,763	3,018,992
Effect of exchange rate changes on cash and cash equivalents	(1,574)	132
Net (decrease) increase in cash and cash equivalents	(599,565)	565,895
Cash and cash equivalents at beginning of period	2,701,770	3,684,474
Cash and cash equivalents at end of period	$2,102,205	$4,250,369
Supplemental Disclosure
Cash paid during the period for:
Interest, net of amount capitalized	$425,119	$382,461
Non-cash Investing Activities
Notes receivable issued upon sale of property and equipment and other assets	$—	$16,000
Purchase of property and equipment included in accounts payable and accrued expenses and other liabilities	$33,189	$33,207

ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION
(unaudited)
Gross Cruise Costs, Net Cruise Costs and Net Cruise Costs Excluding Fuel were calculated as follows (in thousands, except APCD and costs per APCD):

	Quarter Ended June 30,			Six Months Ended June 30,
	2022	2022 On a Constant Currency Basis	2019	2022	2022 On a Constant Currency Basis	2019
Total cruise operating expenses	$1,690,862	$—	$1,544,504	$2,875,631	$—	$2,958,208
Marketing, selling and administrative expenses	371,425	—	376,874	765,455	—	791,821
Gross Cruise Costs	2,062,287	2,072,716	1,921,378	3,641,086	3,651,670	3,750,029
Less:
Commissions, transportation and other	329,859	—	426,934	480,202	—	790,089
Onboard and other	155,570	—	174,429	230,009	—	309,599
Net Cruise Costs Including Other Costs	1,576,858		1,320,015	2,930,875		2,650,341
Less:
Restructuring charges and other initiatives expense included within marketing, selling and administrative expenses	902	—	—	1,875	—	—
Transaction costs related to Silversea Cruises acquisition included within marketing, selling and administrative expenses	—	—	—	—	—	1,186
Costs, net of insurance recoveries, related to the Oasis of the Seas incident included within cruise operating expenses	—	—	12,026	—	—	12,026
Net Cruise Costs	1,575,956	1,583,664	1,307,989	2,929,000	2,936,829	2,637,129
Less:
Fuel (1)	275,179		181,228	463,659	—	341,399
Net Cruise Costs Excluding Fuel	$1,300,777	$1,308,485	$1,126,761	$2,465,341	$2,473,168	$2,295,730

APCD	10,295,996	10,295,996	10,437,420	17,988,902	17,988,902	20,298,020
Gross Cruise Costs per APCD	$200.30	$201.31	$184.09	$202.41	$203.00	$184.75
Net Cruise Costs per APCD	$153.06	$153.81	$125.32	$162.82	$163.26	$129.92
Net Cruise Costs Excluding Fuel per APCD	$126.34	$127.09	$107.95	$137.05	$137.48	$113.10

(1) For the quarter and six months ended June 30, 2019, the amount does not include incremental fuel expenses incurred of $0.7 million related to the collapse of the drydock structure at the Grand Bahama Shipyard involving Oasis of the Seas.

ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION
(unaudited)
Gross Cruise Costs, Net Cruise Costs and Net Cruise Costs Excluding Fuel were calculated as follows (in thousands, except APCD and costs per APCD):

	Quarter Ended
	June 30, 2022	Q2 2022 On a Constant Currency Basis	March 31, 2022
Total cruise operating expenses	$1,690,862	$—	$1,184,769
Marketing, selling and administrative expenses	371,425	—	394,030
Gross Cruise Costs	2,062,287	2,072,042	1,578,799
Less:
Commissions, transportation and other	329,859	—	150,343
Onboard and other	155,570	—	74,439
Net Cruise Costs Including Other Costs	1,576,858		1,354,017
Less:
Restructuring charges and other initiatives expense included within marketing, selling and administrative expenses	902	—	973
Net Cruise Costs	1,575,956	1,582,084	1,353,044
Less:
Fuel	275,179		188,480
Net Cruise Costs Excluding Fuel	$1,300,777	$1,306,905	$1,164,564

APCD	10,295,996	10,295,996	7,692,906
Gross Cruise Costs per APCD	$200.30	$201.25	$205.23
Net Cruise Costs per APCD	$153.06	$153.66	$175.88
Net Cruise Costs Excluding Fuel per APCD	$126.34	$126.93	$151.38

ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION
(unaudited)
Adjusted Net Loss and Adjusted Loss per Share were calculated as follows (in thousands, except per share data):

	Quarter Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021

Net Loss	$(521,582)	$(1,347,255)	$(1,688,724)	$(2,478,977)
Impairment and credit losses (recoveries) (2)	(10,943)	40,621	(10,770)	40,172
Restructuring charges and other initiatives expense	902	330	1,875	1,647
Amortization of Silversea Cruises intangible assets related to Silversea Cruises acquisition	1,623	1,623	3,246	3,246
Convertible debt amortization of debt discount (3)	—	26,073	—	52,146
Pullmantur reorganization settlement (4)	—	—	—	5,000
Gain on extinguishment of debt	—	(4,470)	—	(3,156)
Equity investment impairment (5)	—	—	—	26,042
Oasis of the Seas incident (6)	—	(5,263)	—	(6,584)
Net gain related to the sale of the Azamara brand	—	1,220	—	(4,936)
Adjusted Net Loss	$(530,000)	$(1,287,121)	$(1,694,373)	$(2,365,400)

Loss per Share - Diluted	$(2.05)	$(5.29)	$(6.63)	$(9.96)
Adjusted Loss per Share - Diluted	$(2.08)	$(5.06)	$(6.65)	$(9.51)

Weighted-Average Shares Outstanding - Diluted	254,964	254,577	254,893	248,823

(2) Primarily represents asset impairments in 2021 and a credit loss recovery for a note receivable in which credit losses were previously recorded in 2022.
(3) Represents the amortization of non-cash debt discount on our convertible notes.
(4) Represents estimated cash refunds expected to be paid to Pullmantur guests as part of the Pullmantur S.A. reorganization.
(5) Represents equity investment asset impairments for TUI Cruises GmbH in 2021 as a result of the impact of COVID-19.
(6) Represents net insurance recoveries related to the collapse of the drydock structure at the Grand Bahama Shipyard involving Oasis of the Seas.

ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION
(unaudited)
EBITDA and Adjusted EBITDA were calculated as follows (in thousands):

	Quarter Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021

Net Loss	$(521,582)	$(1,347,255)	$(1,688,724)	$(2,478,977)
Interest income	(6,490)	(4,670)	(9,812)	(9,531)
Interest expense, net of interest capitalized	302,706	304,811	580,365	577,325
Depreciation and amortization expenses	351,542	323,439	691,009	633,605
Income tax (benefit) expense (7)	(2,025)	(6,162)	4,553	(10,005)
EBITDA	124,151	(729,837)	(422,609)	(1,287,583)

Other income (8)	(4,432)	(18,346)	(8,472)	(19,536)
Impairment and credit losses (recoveries) (9)	(10,943)	40,621	(10,770)	40,172
Restructuring charges and other initiatives expense	902	330	1,875	1,647
Equity investment impairment (10)	—	—	—	26,042
Oasis of the Seas incident (11)	—	(5,263)	—	(6,584)
Net gain related to the sale of the Azamara brand	—	1,220	—	(4,936)
Adjusted EBITDA	$109,678	$(711,275)	$(439,976)	$(1,250,778)
(7) Included within Other income in our consolidated statements of comprehensive loss.
(8) Excludes income tax (benefit) expense, included in the EBITDA calculation above.
(9) Primarily represents asset impairments in 2021 and a credit loss recovery for a note receivable in which credit losses were previously recorded in 2022.
(10) Represents equity investment asset impairments for TUI Cruises GmbH in 2021 as a result of the impact of COVID-19.
(11) Represents net insurance recoveries related to the collapse of the drydock structure at the Grand Bahama Shipyard involving Oasis of the Seas.